[COVER]

                                  SCHEDULE 14A
                                 (RULE 14A-101)


                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e) (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Gables Residential Trust
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            GABLES RESIDENTIAL TRUST
                              2859 Paces Ferry Road
                            Overlook III, Suite 1450
                             Atlanta, Georgia 30339
                              ____________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 19, 1998
                             Atlanta, Georgia 30339
                            _________________________

NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Gables Residential Trust (the "Company") will be held on Tuesday, May 19, 1998 at 9:00 a.m. at the Vinings Club located in the office building of the Company's headquarters at 2859 Paces Ferry Road, Atlanta, Georgia 30339 for the following purposes:

1. To elect two Class I Trustees of the Company to serve until the 2001 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified and two Class II Trustees of the Company to serve until the 1999 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

2. To consider and act upon a proposal to approve an amendment to the Company's Second Amended and Restated 1994 Share Option and Incentive Plan, as amended;

3. To consider and act upon a proposal to approve an amendment to the Company's Amended and Restated Declaration of Trust increasing the number of authorized preferred shares of beneficial interest, par value $.01 per share, from 10,000,000 to 20,000,000; and

4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Trustees has fixed the close of business on March 20, 1998 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record of the Company's common shares of beneficial interest, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Trustees, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                              By Order of the Board of Trustees

                                              MARVIN R. BANKS, JR.
                                              Secretary
Atlanta, Georgia
March 31, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           GABLES RESIDENTIAL TRUST

                              2859 Paces Ferry Road
                            Overlook III, Suite 1450
                             Atlanta, Georgia 30339
                           __________________________

                                 PROXY STATEMENT
                           __________________________

                     FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 19, 1998

                                                                  March 31, 1998

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Gables Residential Trust (the "Company") for use at the 1998 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 19, 1998, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to vote upon the election of two Class I Trustees of the Company and two Class II Trustees of the Company, to consider and act upon a proposal to approve an amendment (the "Plan Amendment") to the Company's Second Amended and Restated 1994 Share Option and Incentive Plan, as amended (the "1994 Share Option Plan" or "Plan"), to consider and act upon a proposal to approve an amendment (the "Charter Amendment") to the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") increasing the number of authorized preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), from 10,000,000 to 20,000,000 and to act upon any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to shareholders on or about March 31, 1998. The Board of Trustees has fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only shareholders of record of the Company's common shares of beneficial interest, par value $.01 per share ("Common Shares"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 22,072,205 Common Shares outstanding and entitled to vote at the Annual Meeting. Holders of Common Shares outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. A plurality of votes cast shall be sufficient for the election of trustees. Abstentions and broker non-votes will be disregarded in determining the "votes cast" for purposes of electing trustees and will not affect the election of the candidates receiving a plurality of votes.

The affirmative vote of a majority of the votes cast shall be sufficient to approve the proposed Plan Amendment to the 1994 Share Option Plan. Abstentions and broker non-votes will be disregarded in determining the "votes cast" for purposes of approving the Plan Amendment, and thus will not affect the outcome of such vote. Notwithstanding this approval requirement, the vote on the Plan Amendment will not be effective unless, in accordance with rules of the New York Stock Exchange (the "NYSE"), at least 50% of all outstanding Common Shares are votes "for" or "against" the Plan Amendment. The affirmative vote of the holders of at least a majority of the total number of outstanding Common Shares entitled to vote is required to approve the Charter Amendment, and therefore abstentions and broker non-votes will have the effect of votes against the Charter Amendment. A broker "non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

                                     Page-2


SHAREHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE TWO NOMINEES FOR CLASS I TRUSTEES OF THE COMPANY AND THE TWO NOMINEES FOR CLASS II TRUSTEES OF THE COMPANY NAMED IN THIS PROXY STATEMENT, "FOR" THE PROPOSAL TO APPROVE THE PLAN AMENDMENT AND "FOR" THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

A shareholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. Any shareholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company's 1997 Annual Report, including a copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1997, is being mailed to shareholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's Form 10-K may also be obtained by writing to the Secretary of the Company.


                        PROPOSAL 1: ELECTION OF TRUSTEES

Introduction
------------

In October, 1997, D. Raymond Riddle was appointed by the Board of Trustees of the Company to fill a vacancy on the Board created by the resignation of Perry
M. Parrott, Jr. in October, 1996. Additionally, in February, 1998, the Board of Trustees approved the appointment of Chris D. Wheeler to the Board, which appointment shall be effective upon and subject to the consummation of the Company's acquisition of the business and properties of Trammell Crow Residential's South Florida operations (the "South Florida Transaction"). Mr. Wheeler will fill the vacancy on the Board created by the resignation of Peter
D. Linneman in December, 1997. Although the consummation of the South Florida Transaction has not occurred as of the date of this Proxy Statement, the Company expects that it will occur prior to the date of the Annual Meeting (whereupon Mr. Wheeler will immediately become a member of the Board of Trustees). Maryland law requires that a trustee elected by the Board of Trustees to fill a vacancy serves until the next annual meeting of shareholders and until his successor is elected and qualified. Consequently, both Mr. Riddle and Mr. Wheeler (if his appointment is effective prior to the Annual Meeting) are subject to election at the Annual Meeting. In the event the consummation of the South Florida Transaction does not occur prior to the Annual Meeting, Mr. Wheeler will not be a nominee at the Annual Meeting for election to the Board of Trustees, but if he is appointed thereafter as a result of the consummation of the South Florida Transaction, he will be a nominee for election at the 1999 Annual Meeting of Shareholders.

The Board of Trustees of the Company ordinarily consists of seven members who are divided into three classes (there are currently only six members due to a vacancy in Class II; such vacancy, however, will be filled by Mr. Wheeler upon the consummation of the South Florida Transaction). At the Annual Meeting, two Class I Trustees will be elected to serve until the 2001 Annual Meeting and until their successors are duly elected and qualified and two Class II Trustees will be elected to serve until the 1999 Annual Meeting and until their successors are duly elected and qualified (subject, in the case of Mr. Wheeler, to the consummation of the South Florida Transaction, as discussed above). The Board of Trustees has nominated Marcus E. Bromley and David M. Holland to serve as Class I Trustees and D. Raymond Riddle and Chris D. Wheeler to serve as Class II Trustees (the "Nominees"). Each of the Nominees (other than, as of the date of this Proxy Statement, Mr. Wheeler) is currently serving as a trustee of the Company. The Board of Trustees anticipates that each of the Nominees will serve, if elected, as a trustee. However, if any person nominated by the Board of

                                     Page-3

Trustees is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend. The Board of Trustees will consider a nominee for election to the Board of Trustees recommended by a shareholder of record if the shareholder submits the nomination in compliance with the requirements of the Company's Second Amended and Restated Bylaws (the "Bylaws"). See "Other Matters--Shareholders Proposals" for a summary of these requirements.


RECOMMENDATION
--------------

         THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE NOMINEES.

INFORMATION REGARDING NOMINEES, OTHER TRUSTEES AND EXECUTIVE OFFICERS

The following biographical descriptions set forth certain information with respect to the four Nominees for election as trustees at the Annual Meeting, each trustee who is not up for election and the executive officers who are not trustees, based on information furnished to the Company by each trustee and officer. Prior to the Company's initial public offering in January, 1994 (the "IPO"), each executive officer was associated in the capacities described below with one of the Atlanta, Houston or Dallas Divisions of Trammell Crow Residential, which Divisions, collectively, were the predecessor to the Company (the "Predecessor"). The following information is as of February 28, 1998.

Nominees for Election as Trustees - Term Expiring 2001
------------------------------------------------------

MARCUS E. BROMLEY. Mr. Bromley is the Chairman of the Board of Trustees and Chief Executive Officer and has been since the Company's IPO. Mr. Bromley also served as President of the Company from the time of the Company's IPO until December, 1995, when Mr. Rippel was named President and Chief Operating Officer of the Company. Mr. Bromley joined the Company's Predecessor in 1982 and was responsible for overseeing the development and lease-up of multifamily properties in the Southeastern United States. Prior to joining the Company's Predecessor, Mr. Bromley was chief financial officer for a large engineering firm from 1976 to 1982, and assistant treasurer for the Amelia Island Company from 1973 to 1976. Mr. Bromley received his master of business administration degree from the University of North Carolina at Chapel Hill. He earned a bachelor's degree in economics from Washington and Lee University. Mr. Bromley is a former president of the Atlanta Apartment Association. He currently serves on the board of directors of the National Multi-Housing Council, as well as the Board of Advisors for The School of Commerce, Economics and Politics at Washington and Lee University, and the Investment Committee of The Westminster Schools. He is 48 years old.

DAVID M. HOLLAND. Mr. Holland is a trustee of the Company. Mr. Holland is Senior Vice President and the assistant to the chairman of the board of DSC Communications Corporation, a communications equipment company listed on the NYSE, and formerly served as Senior Vice President, Sales, Marketing & Service, as well as Corporate Planning and Development. Prior to joining DSC Communications Corporation, Mr. Holland held various positions, including executive vice president and chief marketing officer at Sprint Communication Company, and executive positions at Datapoint Corporation and Xerox Corporation. Mr. Holland received his bachelor's degree in business from Michigan State University. He is 61 years old.

Nominees for Election as Trustees - Term Expiring 1999
------------------------------------------------------

D. RAYMOND RIDDLE. Mr. Riddle is a trustee of the Company. Mr. Riddle is a retired chairman of the board and Chief Executive Officer of National Service Industries, Inc., a diversified manufacturing and service company. Mr. Riddle served in an executive capacity with National Service Industries, Inc. from January, 1993 until his retirement in February, 1996. Prior to that, Mr. Riddle served as President and Chief Executive Officer of Wachovia Bank of Georgia, N.A., and of Wachovia Corporation of Georgia, the parent of Wachovia Bank of Georgia, N.A. Mr. Riddle was employed by these organizations for more than five years. He serves as a director of AMC, Inc., Atlanta Gas Light Company, Atlantic American Corporation, Equifax, Inc., and Munich American Reassurance Company. He is 64 years old.

                                     Page-4

CHRIS D. WHEELER. Upon consummation of the South Florida Transaction, Mr. Wheeler will serve as a trustee and as Senior Vice President of the Company. He is currently Group Managing Partner responsible for all Trammell Crow Residential multifamily residential development and management in South Florida, the South Central United States and the Mid-Atlantic and Northeast United States. Mr. Wheeler has had 16 years of real estate experience with various Trammell Crow entities. Mr. Wheeler graduated with honors in 1978 from the California Institute of Technology with a major in applied physics. He received his master of business administration from Harvard Graduate School of Business in 1980. He is 41 years old.

Incumbent Trustee - Term Expiring 1999
--------------------------------------

JOHN W. MCINTYRE. Mr. McIntyre is a trustee of the Company. Mr. McIntyre is former vice chairman of the board of directors of Citizens and Southern
Corporation, a bank holding company, and former chairman of the board of directors and CEO of Citizens and Southern Georgia Corporation and Citizens and Southern National Bank. Mr. McIntyre is a director or trustee of a number of organizations, including the Invesco Global Health Science Fund, the Invesco Mutual Funds and affiliated entities, and the Kaiser Foundation Health Plan of Georgia. Mr. McIntyre received his bachelor's degree in business administration from Emory University School of Business, and attended the Business Executive Management Program at Stanford University Graduate School of Business. He is 67 years old.

Incumbent Trustees - Term Expiring 2000
---------------------------------------

JOHN T. RIPPEL. Mr. Rippel is a trustee, President and Chief Operating Officer of the Company. Prior to becoming President and Chief Operating Officer in December, 1995, Mr. Rippel served as Senior Vice President, responsible for the development and acquisition of multifamily properties in Houston, San Antonio and Austin. Mr. Rippel joined the Company's Predecessor in 1982 as the chief financial officer for the Predecessor's start-up operation in Houston and later led the expansion of the organization into the Southwestern United States. Prior to joining the Company's Predecessor, Mr. Rippel was a CPA with Kenneth Leventhal Company, a national public accounting firm recognized for its expertise in the real estate industry. Mr. Rippel is a graduate of The
University of Texas at Austin where he received a bachelor's degree in accounting. He is 43 years old.

LAURALEE E. MARTIN. Ms. Martin is a trustee of the Company. Since 1996, Ms. Martin has served as chief financial officer of Heller Financial Inc., an international commercial finance company. Ms. Martin oversees the treasury operations, tax, information technology and controllership functions. In addition, Ms. Martin serves on the Heller International Corporation board of directors and reports directly to the chairman. From 1993 to 1996, Ms. Martin served as Senior Group President of Heller. Prior to joining Heller Financial Inc., she held various positions at General Electric Credit Corporation, including president, General Electric Mortgage, and manager of Construction Lending Operations. Ms. Martin received her master of business administration from the University of Connecticut and her bachelor's degree from Oregon State University. She is 47 years old.

Executive Officers Who Are Not Trustees
---------------------------------------

C. JORDAN CLARK. Since the IPO, Mr. Clark has served as Senior Vice President and, since 1997, has served as Chief Investment Officer in charge of the Company's development and acquisition efforts. Mr. Clark joined the Company's Predecessor in 1986 as a development associate. Prior to joining the Company's Predecessor, Mr. Clark was the curator of the 3M art collection in Minnesota. Mr. Clark received his master of business administration from the University of North Carolina at Chapel Hill. He also holds a master's degree in art history from the University of Virginia and an undergraduate degree in English from Davidson College. He is 42 years old.

MARVIN R. BANKS, JR. Mr. Banks is Senior Vice President, Secretary and Chief Financial Officer and has been since the Company's IPO. He is responsible for all corporate financings, financial reporting and all accounting and tax issues. Mr. Banks joined the Company's Predecessor in 1987 and, since 1990, was the chief financial officer for certain divisions. Prior to joining the Company's Predecessor, he was a CPA with Ernst & Young, where he specialized in the financial services and construction industries. Mr. Banks is a graduate of the University of Texas at Austin with a bachelor's degree in accounting and is a member of the Urban Land Institute. He is 36 years old.

                                     Page-5

BOARD OF TRUSTEES AND COMMITTEES

The Company is managed by a seven member Board of Trustees, a majority of whom are independent of the Company's management (the "Independent Trustees"). Following the resignation of Peter D. Linneman as a trustee on December 26, 1997, the Board has been comprised of six trustees. Upon consummation of the South Florida Transaction, Mr. Wheeler will be appointed to fill the vacancy created by Dr. Linneman's resignation. The Company's Board of Trustees is divided into three classes, and the members of each class of trustees serve for staggered three-year terms. The Board is composed of two Class I Trustees (Messrs. Bromley and Holland), three Class II Trustees (consisting at present of Messrs. McIntyre and Riddle only, but which will include Mr. Wheeler upon consummation of the South Florida Transaction) and two Class III Trustees (Mr. Rippel and Ms. Martin). All of the Class I Trustees and two of the Class II Trustees (Messrs. Riddle and Wheeler) are up for election at the Annual Meeting. The terms of the Class II and Class III Trustees will expire upon the election and qualification of trustees at the annual meetings of shareholders held following the fiscal years ending December 31, 1998 and 1999, respectively. At each annual meeting of shareholders, trustees will be reelected or elected for a full term of three years to succeed those trustees whose terms are expiring.

Gables GP, Inc. ("GGPI") is a wholly-owned subsidiary of the Company and is the sole general partner of Gables Realty Limited Partnership, a Delaware limited partnership and the entity through which the Company principally conducts its business operations (the "Operating Partnership"). The Board of Directors of GGPI and the Board of Trustees of the Company each have the same members.

During 1997, the Board of Trustees met ten times. Each trustee attended at least 75% of the aggregate of the total number of meetings of the Board of Trustees and meetings of the committees of the Board of Trustees of which he or she was a member.

AUDIT COMMITTEE. The Board of Trustees has established an Audit Committee consisting of Mr. McIntyre, as Chairperson, and Ms. Martin and Mr. Riddle. The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. During 1997, the Audit Committee met two times.

COMPENSATION COMMITTEE. The Board of Trustees has also established a Compensation Committee consisting of Mr. Holland, as Chairperson, and Messrs. Riddle and McIntyre and Ms. Martin. The Compensation Committee exercises all powers of the Board of Trustees in connection with the compensation of executive officers of the Company, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the 1994 Share Option Plan and cash bonuses under the Company's Incentive Compensation Plan. During 1997, the Compensation Committee met three times.

INVESTMENT COMMITTEE. Each of the Board of Directors of GGPI and the Board of Trustees of the Company has established an Investment Committee of its respective Board currently consisting of Ms. Martin, as Chairperson, and Messrs. Bromley and Rippel. In general, the Investment Committee of GGPI has authority to cause GGPI, as general partner of the Operating Partnership, to make investment decisions on behalf of the Operating Partnership, provided, however, that the general subject matter of any such decision must have been previously approved by the full Board of GGPI. The Investment Committee of the Company has authority to enable the Company to guarantee indebtedness with respect to duly approved transactions entered into or to be entered into by GGPI and the Operating Partnership. During 1997, the Investment Committees of GGPI and the Company met ten times.

NOMINATING COMMITTEE. The Board of Trustees has also established a Nominating Committee consisting of Mr. Bromley, as Chairperson, and Mr. McIntyre and Ms. Martin. The Nominating Committee is primarily responsible for making recommendations to the Board with respect to (i) the size, composition, structure, functions, policies and practices of the Board and its committees;
(ii) the qualifications to be sought in the selection of persons to be considered for election to the office of Trustee and each committee of the Board; (iii) the procedures for identifying and recruiting qualified candidates

                                     Page-6

for election to the office of Trustee; (iv) the candidates for election to fill vacancies in the office of Trustee and each committee of the Board; (v) the slate of nominees for election to the office of Trustee at each annual meeting of shareholders; and (vi) the evaluation of the Board's performance, of its relationship with management and of individual trustees. During 1997, the Nominating Committee met four times.

                 COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS
                 -----------------------------------------------

TRUSTEES. Trustees of the Company who are also employees receive no additional compensation for their services as trustees. During 1997, each Independent Trustee received for his or her service as a trustee (i) a quarterly trustee's fee of $4,600; (ii) $1,200 per day for personal attendance at any meetings of the full Board of Trustees; and (iii) $500 per day for personal attendance at any committee meetings held on days on which no meetings of the full Board of Trustees were held. Such fees will remain the same in 1998. Independent Trustees may elect to waive part or all of such fees in exchange for Common Share grants under the 1994 Share Option Plan, and each Independent Trustee has elected to receive 50% of such fees in the form of Common Share grants.

Under the 1994 Share Option Plan, following each annual meeting of shareholders, each of the Company's Independent Trustees automatically receives an option to purchase 5,000 Common Shares at the market price of the Common Shares on the date of grant. Pursuant to this provision, following the 1997 Annual Meeting, each Independent Trustee was granted an option to purchase 5,000 Common Shares at $25.50 per share. All options granted to Independent Trustees vest one year after the date of grant.

EXECUTIVE OFFICERS. The following table sets forth the compensation awarded to each of the five most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during each of the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE
                                                                                                       Long-Term
                                                                                                  Compensation Awards
                                                                                               -------------------------
                                                                  Annual Compensation       Restricted
                                                                  -------------------          Share                  All Other
                                                                 Salary        Bonus          Awards      Options   Compensation(1)
Name and Principal Position                            Year       ($)           ($)             ($)         (#)         ($)
---------------------------                            ----       ---           ---             ---         ---         ---

Marcus E. Bromley ..................................   1997    $180,000    $112,025(2)     $ 96,075(3)          0     $ 5,110
   Chairman of the Board of Trustees and Chief         1996     180,000     188,500(4)      207,000(5)          0       6,585
   Executive Officer                                   1995     160,000     115,000(6)            0        20,000       6,303


John T. Rippel .....................................   1997     160,000     101,688(7)       80,062(8)          0       6,742
   President and Chief Operating Officer               1996     160,000     160,388(9)      170,775(10)         0       6,068
                                                       1995     145,000     102,000(6)            0        15,000       6,225

C. Jordan Clark .....................................  1997     152,000     118,713(11)     176,137(12)         0       3,448
   Senior Vice President and Chief Investment          1996     152,000     137,625(13)     155,250(14)         0       4,750
   Officer                                             1995     145,000     103,000(6)            0        15,000       4,539

Marvin R. Banks, Jr. ................................  1997     152,000      81,688(15)      80,062(16)         0       5,938
   Senior Vice President and Chief Financial Officer   1996     152,000     137,625(17)     155,250(18)         0       7,360
                                                       1995     145,000      97,000(6)            0        15,000       7,188

William M. Hammond (19)                                1997     152,000      15,000(20)           0             0       3,986
   Senior Vice President                               1996     152,000      88,988(21)      87,975(22)         0       2,721
                                                       1995     145,000      92,000(6)            0        10,000       4,225


(1) 1997 amounts include the Company's matching contribution under its 401(k) plan ($3,115 for Mr. Bromley, $3,617 for Mr. Rippel, $2,018 for Mr. Clark, $3,328 for Mr. Banks and $2,771 for Mr. Hammond) and the Company's cost of life insurance for 1997 ($1,995 for Mr. Bromley, $3,125 for Mr. Rippel, $1,430 for Mr. Clark, $2,610 for Mr. Banks and $1,215 for Mr. Hammond).

                                     Page-7


(2) Amount consists of (i) $80,000 which was paid in cash in 1998 and (ii) 1,200 unrestricted Common Shares ("Unrestricted Shares") awarded on February 12, 1998 under the 1994 Share Option Plan valued at $26.6875 per share.

(3) Consists of 3,600 restricted Common Shares ("Restricted Shares") awarded on February 12, 1998 under the 1994 Share Option Plan valued at $26.6875 per share. These Restricted Shares vest in three equal annual installments beginning on January 1, 1999. Dividends are payable on these Restricted Shares.

(4) Amount consists of (i) $85,000 which was paid in cash in 1997 and (ii) 4,000 Unrestricted Shares awarded on February 21, 1997 under the 1994 Share Option Plan valued at $25.875 per share.

(5) Consists of 8,000 Restricted Shares awarded on February 21, 1997 under the 1994 Share Option Plan valued at $25.875 per share. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. The value of such Restricted Shares (both vested and unvested) as of December 31, 1997 was $221,000. Dividends are payable on these Restricted Shares.

(6)  Amounts reflect bonuses which were paid in cash in 1996.

(7) Amount consists of (i) $75,000 which was paid in cash in 1998 and (ii) 1,000 Unrestricted Shares awarded on February 12, 1998 valued at $26.6875 per share.

(8) Consists of 3,000 Restricted Shares awarded on February 12, 1998 valued at $26.6875 per share. These Restricted Shares vest in three equal annual installments beginning on January 1, 1999. Dividends are payable on these Restricted Shares.

(9) Amount consists of (i) $75,000 which was paid in cash in 1997 and (ii) 3,300 Unrestricted Shares awarded on February 21, 1997 valued at $25.875 per share.

(10) Consists of 6,600 Restricted Shares awarded on February 21, 1997 valued at $25.875 per share. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. The value of such Restricted Shares (both vested and unvested) as of December 31, 1997 was $182,325. Dividends are payable on these Restricted Shares.

(11) Amount consists of (i) $60,000 which was paid in cash in 1998 and (ii) 2,200 Unrestricted Shares awarded on February 12, 1998 valued at $26.6875 per share.

(12) Consists of 6,600 Restricted Shares awarded on February 12, 1998 valued at $26.6875 per share. These Restricted Shares vest in three equal annual installments beginning on January 1, 1999. Dividends are payable on these Restricted Shares.

(13) Amount consists of (i) $60,000 which was paid in cash in 1997 and (ii) 3,000 Unrestricted Shares awarded on February 21, 1997 valued at $25.875 per share.

(14) Consists of 6,000 Restricted Shares awarded on February 21, 1997 valued at $25.875 per share. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. The value of such Restricted Shares (both vested and unvested) as of December 31, 1997 was $165,750. Dividends are payable on these Restricted Shares.

(15) Amount consists of (i) $55,000 which was paid in cash in 1998 and (ii) 1,000 Unrestricted Shares awarded on February 12, 1998 valued at $26.6875 per share.

(16) Consists of 3,000 Restricted Shares awarded on February 12, 1998 valued at $26.6875 per share. These Restricted Shares vest in three equal annual installments beginning on January 1, 1999. Dividends are payable on these Restricted Shares.

                                     Page-8


(17) Amount consists of (i) $60,000 which was paid in cash in 1997 and (ii) 3,000 Unrestricted Shares awarded on February 21, 1997 valued at $25.875 per share.

(18) Consists of 6,000 Restricted Shares awarded on February 21, 1997 valued at $25.875 per share. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. The value of such Restricted Shares (both vested and unvested) as of December 31, 1997 was $165,750. Dividends are payable on these Restricted Shares.

(19) Effective March 27, 1998, Mr. Hammond resigned as Senior Vice President. See "Employment and Severance Agreements."

(20) Amount reflects a bonus paid in cash in 1998.

(21) Amount consists of (i) $45,000 which was paid in cash in 1997 and (ii) 1,700 Unrestricted Shares awarded on February 21, 1997 valued at $25.875 per share.

(22) Consists of 3,400 Restricted Shares awarded on February 21, 1997 valued at $25.875 per share. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. The value of such Restricted Shares (both vested and unvested) as of December 31, 1997 was $93,925. Dividends are payable on these Restricted Shares. In accordance with a severance agreement dated February 10, 1998 by and between the Company and Mr. Hammond, all such Restricted Shares that were unvested as of March 27, 1998 were forfeited. See "Employment and Severance Agreements."

OPTION EXERCISES AND YEAR-END HOLDINGS. The following table sets forth the aggregate number of options exercised in 1997 and the value of options held at the end of 1997 by the Company's Chief Executive Officer and four other most highly compensated executive officers.

               Aggregated Option Exercises in Fiscal Year 1997 and
                       Fiscal Year-End 1997 Option Values

                                                                        Number of
                                                                        Securities           Value of
                                                                        Underlying          Unexercised
                                                                        Unexercised        In-the-money
                                                                          Options             Options
                                                                         at Fiscal           at Fiscal
                                                                        Year-End(#)         Year-End($)
                                        Shares                          ----------          ----------
                                      Acquired on         Value        Exercisable/        Exercisable/
       Name                           Exercise(#)      Realized($)     Unexercisable       Unexercisable
       ----                           -----------      -----------     -------------       -------------
Marcus E. Bromley...................            0              0        60,332/6,668      337,532/48,343
John T. Rippel......................            0              0        57,000/5,000      313,375/36,250
C. Jordan Clark.....................            0              0        42,900/5,000      241,113/36,250
Marvin R. Banks, Jr.................            0              0        38,200/5,000      217,025/36,250
William M. Hammond (1)...............      20,000         94,540        33,666/3,334      172,538/24,172

(1) In accordance with a severance agreement dated February 10, 1998 by and between the Company and Mr. Hammond, all of Mr. Hammond's options became exercisable as of March 27, 1998. See "Employment and Severance Agreements."

Employment and Severance Agreements
-----------------------------------

The  Company  has  entered  into  employment  agreements  (each  an  "Employment
Agreement") with each of Messrs. Bromley, Rippel, Clark and Banks (the "Executive Officers") that will continue in effect until January 1, 1999. Such employment agreements automatically renew for additional one year terms unless a notice to the contrary effect is given by either party. Pursuant to their Employment Agreements, Mr. Bromley is serving as Chairman of the Board of Trustees and Chief Executive Officer of the Company, Mr. Rippel is serving as

                                     Page-9

President and Chief Operating Officer of the Company, Mr. Clark is serving as Senior Vice President and Chief Investment Officer of the Company and Mr. Banks is serving as Senior Vice President and Chief Financial Officer of the Company. Base salaries for 1997 were as follows: $180,000 for Mr. Bromley, $160,000 for Mr. Rippel and $152,000 for each of Messrs. Clark and Banks. The Board of Trustees has set base salaries for 1998 as follows: $220,000 for Mr. Bromley, $200,000 for Mr. Rippel and $160,000 for each of Messrs. Clark and Banks. Each Employment Agreement provides for an annual review of base salary. In addition, the Compensation Committee of the Board may provide for additional compensation as a bonus should it determine that such compensation is appropriate in its discretion based on merit, the Company's financial performance and other criteria. See "Incentive Compensation Plan" for a more detailed description of bonus compensation. Pursuant to their Employment Agreements, the Company is, in general, required to purchase policies of life insurance for the benefit of each of the Executive Officers in the amount of $1,000,000 per policy. The related annual premium cost of the life insurance policies was $10,375 in total for 1997. The Company maintains a comprehensive medical plan for the benefit of the Executive Officers and that of their immediate families and pays or reimburses each of the Executive Officers for the cost of disability insurance and provides them with a car allowance currently equal to approximately $570 per month. Each of the Executive Officers has agreed to devote substantially all of their working time to the business of the Company. Pursuant to their Employment Agreements, the Company has also agreed to indemnify each of the Executive Officers to the full extent permitted by law and subject to the Company's Declaration of Trust and Bylaws with respect to any actions commenced against such executive officer in his capacity as an officer or trustee or former officer or trustee of the Company, or any affiliate thereof for which he may serve in such capacity, and to advance any expenses incurred by such executive officers and trustees in defending such actions.

If the employment of an Executive Officer is terminated during the year (i) by the Company without "good reason" (as defined in the relevant Employment Agreement), (ii) within six (6) months following a "change of control" (as defined in the relevant Employment Agreement) or (iii) upon the occurrence of certain other events, the terminated employee will be entitled (a) to immediately vest in any outstanding share options and grants of Restricted Shares and (b) to receive a severance payment (the "Severance Amount") equal to his base salary and the higher of (x) his bonus for the preceding year or (y) any approved bonus for any period that has closed prior to the date of termination but has not yet been paid. Upon the termination of the employment of an Executive Officer by reason of death, his estate will be entitled to receive a payment equal to the Severance Amount, except that the amount of such benefit shall be zero if the proceeds of life insurance payable in connection with the Employment Agreement equal or exceed $1,000,000. The Employment Agreements provide that if an Executive Officer is terminated for "good reason" or voluntarily terminates his employment (other than termination which occurs within six (6) months following a "change of control"), no Severance Amount will be payable and such individual will not, without the prior written consent of the Board of Trustees, directly or indirectly, compete with the Company with respect to any multifamily apartment residential real estate property development, construction, acquisition or management activities then undertaken or being considered by the Company for a period of twelve months following the termination of employment with the Company.

During the term of the Employment Agreement and for a period of twelve months following the termination of employment (other than termination which occurs within six (6) months following a "change of control"), the Executive Officer will not, directly or indirectly, (i) solicit or induce any present or future employee of the Company to accept employment with the Executive Officer or any person or entity associated with the Executive Officer, (ii) employ, or cause any person or entity associated with the Executive Officer to employ, any present or future employee of the Company without providing the Company with prior written notice of such proposed employment or (iii) either for himself or for any other person or entity, compete for or solicit the third party owners with whom the Company has an existing property management agreement.

Pursuant to an Employment Agreement between the Company and Mr. Hammond dated January 1, 1997, Mr. Hammond served as Senior Vice President of the Company and his annual base salary was $152,000. Mr. Hammond resigned as an executive officer of the Company effective March 27, 1998. Under the terms of a severance agreement dated February 10, 1998 between the Company and Mr. Hammond (the "Severance Agreement"), Mr. Hammond continued to receive his base salary and benefits through March 27, 1998 and received a lump sum payment of $230,000 (less all normal deductions) representing Mr. Hammond's bonus for 1997 of $15,000, as well as severance of $215,000. In addition, all of Mr. Hammond's stock options that had not already vested according to their terms as of March 27, 1998 immediately became vested as of such date. Mr. Hammond's Restricted Shares that had not already vested as of March 27, 1998 were forfeited. Pursuant to the Severance Agreement, the Company also released Mr. Hammond from the terms of the non-competition provisions set forth in Mr. Hammond's employment agreement with the Company dated January 1, 1997, with certain exceptions as provided for in the Severance Agreement. Additionally, the Company agreed that

                                    Page-10

in the event Mr. Hammond is sued in his capacity as a former Senior Vice President of the Company, (i) Mr. Hammond would be entitled to coverage under the Trustees' and Officers' errors and omissions insurance to the extent applicable and (ii) the Company would indemnify Mr. Hammond for all reasonable expenses incurred and any judgments against him to the extent that the Company, in its discretion, determines that his actions as a Senior Vice President were proper.

SHARE PERFORMANCE GRAPH

The following graph provides a comparison of cumulative total shareholder return for the period from January 19, 1994 (the date on which the Common Shares were first publicly traded) through December 31, 1997, among the Company, the Standard & Poor's ("S&P") 500 Index, the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index (the "Equity REIT Index"), an industry index of 176 equity REITs (including the Company), and the NAREIT Equity Residential REIT Total Return Index (the "Equity Residential REIT Index"), an industry index of 35 equity residential REITs (including the Company). The Share Performance Graph assumes an investment of $100 in each of the Company and the three indexes, and the reinvestment of any dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any shareholder with a list of the REITs included in the Equity REIT Index and the Equity Residential
REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the S&P 500 Index, the Equity REIT Index and the Equity Residential REIT Index were provided to the Company by NAREIT.

This is the first year the Company has included the Equity Residential REIT Index in the Share Performance Graph. In the future, the Company intends to use such index in lieu of the Equity REIT Index. The Company believes that the Equity Residential REIT Index is more applicable and provides a better basis for comparison with the Company because it is comprised solely of residential REITs.


      MEASUREMENT PERIOD                                                                            EQUITY RESIDENTIAL
     (FISCAL YEAR COVERED)         THE COMPANY         S&P 500             EQUITY REIT                    REIT
          JAN. '94                 $100.00             $100.00                  $100.00                  $100.00
          DEC. '94                  100.86               98.02                   100.25                   101.21
          DEC. '95                  117.18              134.71                   115.56                   113.62
          DEC. '96                  161.07              165.64                   156.31                   146.49
          DEC. '97                  168.32              220.92                   187.98                   169.99

                                    Page-11

             1994 SHARE OPTION PLAN AND INCENTIVE COMPENSATION PLAN

The Company adopted the 1994 Share Option Plan to provide incentives to officers, employees and non-employee trustees. The Plan provides for the grant of options to purchase a specified number of Common Shares or the grant of Restricted Shares or Unrestricted Shares. The total number of options and Common Shares that may be issued under the Plan is currently limited to 8% of the sum of (i) the total number of Common Shares outstanding at the time of any grant under the 1994 Share Option Plan and (ii) the total number of Common Shares issuable upon the exchange of units of limited partnership ("Units") in the Operating Partnership that are outstanding at any such time (other than Units held by the Company or its subsidiaries). There is, however, a proposal in this Proxy Statement to increase such percentage to 9%. See "Proposal 2: Approval of an Amendment to the Second Amended and Restated 1994 Share Option and Incentive Plan, as Amended."

Each year, the Company establishes an incentive compensation plan (the "Incentive Compensation Plan") for certain executive officers of the Company. This plan provides for the maximum bonus officers may receive if certain Company and business unit performance objectives established for each individual are achieved. The bonus paid to each officer is based primarily upon improvement in Funds from Operations, computed on a per share basis, and secondarily on an evaluation of individual performance based on specific qualitative criteria.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION
Introduction
------------

The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who contribute to the Company's growth. The Compensation Committee of the Board of Trustees is currently composed of all four Independent Trustees. The Compensation Committee is responsible for setting base salaries for executive officers, administering the Incentive Compensation Plan and determining awards to executive officers under the Company's 1994 Share Option Plan. In addition to administering executive compensation, the Compensation Committee also administers the Company's 1994 Share Option Plan, reviews and makes recommendations regarding benefit plans and reviews from time to time succession planning for senior management.

Compensation Committee Procedures During 1997
---------------------------------------------

The Compensation Committee believes that at present the Company will be best served if:

- Executive base salaries are kept at amounts approximating the median levels prevailing within the industry.

- A part of each executive officer's compensation is contingent on the award of a cash bonus following a year-end review, which bonus will be based on growth of the Company's Funds from Operations and on the executive's performance of direct functional responsibilities as well as Company-wide responsibilities.

-    Executive  officers  are  given  significant   equity-based  awards  as  an
     incentive both to perform effectively and to remain with the Company.

- The combination of base salary, annual cash bonus and equity-based awards is targeted to provide the executive officers with compensation that is at or approximates the median level for the industry if the Company performs at a level of performance that is targeted each year by the Compensation
     Committee and at a higher level than the median industry level if the Company's performance exceeds such target.

The Compensation Committee believes that at present this arrangement will serve to motivate the Company's executive officers and to align the incentives of the executive officers with the interest of the Company's shareholders in long-term growth of Funds from Operations and increases in share value.

                                    Page-12

Base Salary
-----------

Following the completion of the 1997 year, the Compensation Committee reviewed the Company's growth and financial performance during 1997 as well as each executive officer's performance, tenure with the Company and its predecessors, and industry experience. The Committee also reviewed surveys of compensation in relevant industry categories. Based on its evaluation of these factors and guidelines, and the continuing determination of the Committee and senior management that the Company would be best served if total compensation (including bonuses and equity-based awards) of executive officers remained at amounts approximating the median level for the industry for target performance by the Company, the Compensation Committee determined to increase 1998 base salaries for executive officers from their 1997 levels. The 1998 base salary for Mr. Bromley is $220,000, for Mr. Rippel is $200,000 and for Messrs. Clark and Banks is $160,000. Each executive officer has entered into an employment agreement with the Company. See "Compensation of Trustees and Executive Officers --Employment and Severance Agreements." While such employment agreements automatically renew for additional one year terms unless a notice to the contrary effect is given by either party, the employment agreements do not provide for annual automatic increases in base salary.

Bonuses
-------

The Committee previously established an Incentive Compensation Plan that outlined the criteria by which cash bonuses for service in 1997 would be determined. The Incentive Compensation Plan provided that each executive officer could achieve a cash bonus based on the achievement of a targeted rate of growth in the Company's Funds from Operations and the Committee's subjective evaluation of such executive officer's individual performance as judged against specific goals based on business function and Company-wide responsibilities.

In 1998, the Compensation Committee applied the criteria it had established in the 1997 Incentive Compensation Plan by (i) evaluating the growth in the Company's Funds from Operations, and (ii) evaluating each executive officer's performance against the criteria established for his position. Based on such evaluation, the Committee awarded the bonuses described in "Compensation of Trustees and Executive Officers -- Summary Compensation Table."

The Compensation Committee has established the terms of the 1998 Incentive Compensation Plan. The 1998 Incentive Compensation Plan provides that executive officers will be eligible to receive a cash bonus which is targeted to be in the range of 40% to 50% of base salary if targeted financial performance is achieved but which can be as much as 80% to 100% of base salary if financial performance significantly exceeds this target. For each executive officer, a portion of such bonus (determined in advance by the Committee) will be determined by the achievement of a Funds from Operations target and the remaining portion by an evaluation of performance within the officer's business unit or function. Each officer's evaluation will be made against specific criteria that the Committee will develop with the aid, where appropriate, of the Chief Executive Officer.

Equity-based Awards
-------------------

The Committee continues to believe that the possibility to earn grants of Common Shares under the 1994 Share Option Plan will be a motivating award and an effective tool for retaining experienced and talented executives. Last year, the Committee announced its intention to award Common Shares following the end of 1997 if the growth of the Company's Funds from Operations warranted, in the opinion of the Committee, such awards. Based on the Company achieving Funds from Operations growth in excess of the target set by the Committee, the Committee awarded 21,600 Common Shares to executive officers and 31,720 Common Shares to other employees. The total number of shares awarded was significantly less than the maximum number that the Committee had authorized for issuance upon establishment of the program based on the Committee's review of overall total return on Common Shares for 1997. One-fourth of each award consisted of Unrestricted Shares and three-fourths consisted of Restricted Shares that vest in three equal annual installments beginning on January 1, 1999. As stated above, the Committee believes the grant of the Unrestricted Shares and the benefit from the vesting of the Restricted Shares will motivate officers and promote the retention of executives.

No option grants were made to executive officers in 1997 or following the year end in respect of 1997. Options with respect to 215,225 Common Shares were granted on May 30, 1997 to other employees.

                                    Page-13


Compensation of Chief Executive Officer
---------------------------------------

In determining the compensation of the chief executive officer, the Compensation Committee applies the same philosophy and procedures as are applied to other executive officers. The Committee evaluated the Company's financial performance during 1997 as well as Mr. Bromley's tenure with the Company and its Predecessor, his industry experience, and his performance during the 1997 fiscal year. As discussed above, the Committee decided to raise executive officer base salaries for 1998 and, accordingly, Mr. Bromley's base salary was increased to $220,000.

In accordance with the cash incentive criteria established in the 1997 Incentive Compensation Plan described above, the Committee awarded Mr. Bromley a cash bonus of $80,000 in respect of Company-wide and individual performance during 1997. On February 12, 1998, Mr. Bromley was granted 1,200 Unrestricted Shares and 3,600 Restricted Shares which vest in three equal installments on January 1, 1999, January 1, 2000 and January 1, 2001 (subject, in general, to continued service by Mr. Bromley with the Company and other terms and conditions set forth in a Restricted Share Agreement).

Other
-----

The Securities and Exchange Commission (the "SEC") requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's shareholders. The Company did not pay any compensation during 1997 that would be subject to Section 162(m). The Company believes that, because it qualifies as a REIT under the Internal Revenue Code and therefore is not subject to Federal income taxes on its income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect the Company's net income, although to the extent that compensation does not qualify for deduction under Section 162(m) a larger portion of shareholder distributions may be subject to Federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly governed by Section 162(m).

                               David M. Holland
                               Lauralee E. Martin
                               John W. McIntyre
                               D. Raymond Riddle

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

The Compensation Committee consists of Messrs. Holland, McIntyre and Riddle and Ms. Martin. None of them has served as an officer of the Company or has any other business relationship or affiliation with the Company, except his or her service as a trustee.

                                    Page-14


                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth the beneficial ownership of Common Shares as of February 28, 1998 (unless otherwise noted) for (i) trustees and executive officers of the Company, (ii) each person who beneficially owns more than 5% of the outstanding Common Shares of the Company and (iii) the trustees (including Independent Trustees) and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares represents the number of Common Shares and Units held by the person. Each Unit may be presented to the Operating Partnership for redemption at a cash price equal to the market value of one Common Share, except that the Company may acquire any Unit so presented for such cash price or for one Common Share. The Company has publicly disclosed its intention to acquire Units presented for redemption for Common Shares. The extent to which the persons hold Common Shares as opposed to Units is set forth in the footnotes. Under the 1994 Share Option Plan, following the 1998 Annual Meeting each Independent Trustee will be granted an option to purchase 5,000 Common Shares at an exercise price equal to the fair market value of a Common Share on the date of grant; such grant is not reflected in the information set forth below.




                                               Number of
      Name and Business Address            Shares and Units          Percent of               Percent of
        of Beneficial Owners              Beneficially Owned        All Shares(1)       All Shares and Units(2)
        --------------------              ------------------        -------------       -----------------------
Trustees and Executive Officers
-------------------------------
Marcus E. Bromley(3).....................      330,545                  1.5%                      1.3%
John T. Rippel(4)........................      414,207                  1.9%                      1.6%
C. Jordan Clark(5).......................      184,258                  *                         *
Marvin R. Banks, Jr.(6)..................      101,413                  *                         *
William M. Hammond(7)....................      105,512                  *                         *
David M. Holland(8)......................       15,072                  *                         *
Lauralee E. Martin(9)....................       13,349                  *                         *
John W. McIntyre(10).....................       14,349                  *                         *
D. Raymond Riddle (11)...................        1,000                  *                         *
         2859 Paces Ferry Road,
         Overlook III, Suite 1450
         Atlanta, GA 30339
All trustees and executive officers as a
  group (9 persons)......................    1,179,705                  5.2%                      4.5%

5% Holders
----------

Stichting Pensioenfonds ABP (12).........    1,435,000                  6.5%                      5.5%
         Oude Lindestraat 70; post bus
         2889, 6401 DL Heerlen,
         The Netherlands

The Prudential Insurance Company of
  America(13)............................    1,011,700                  4.6%                      3.9%
         751 Broad Street
         Newark, New Jersey 07102
_________________
* Less than 1%


(1) Assumes that all Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for Common Shares. The total number of shares outstanding used in calculating this percentage assumes that none of the Units held by other persons are presented to the Operating Partnership for redemption and acquired by the Company for Common Shares.

                                    Page-15

(2) Assumes that all Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for Common Shares. In addition, the total number of shares used in calculating this percentage assumes that all of the Units outstanding held by all persons other than the Company are presented to the Operating Partnership for redemption and acquired by the Company for Common Shares.

(3) The indicated ownership includes 68,332 Common Shares (including 7,600 Restricted Shares), 155,009 Units, options to purchase 60,332 Common Shares which are currently exercisable or exercisable within 60 days of February 28, 1998 and 46,872 Common Shares owned by Mr. Bromley's minor children, with respect to which Common Shares Mr. Bromley disclaims beneficial ownership. The indicated ownership does not include 4,415 shares donated by Mr. Bromley to the Metropolitan Atlanta Community Foundation, Inc. in which Common Shares Mr. Bromley does not have a pecuniary interest.

(4) The indicated ownership includes 109,793 Common Shares (including 6,300 Restricted Shares), 247,414 Units and options to purchase 57,000 Common Shares which are currently exercisable or exercisable within 60 days of February 28, 1998.

(5) The indicated ownership includes 32,578 Common Shares (including 9,600 Restricted Shares), 105,165 Units, options to purchase 42,900 Common Shares which are currently exercisable or exercisable within 60 days of February 28, 1998, 2,614 Common Shares owned by Mr. Clark's minor children, with respect to which Common Shares Mr. Clark disclaims beneficial ownership and 1,001 Common Shares owned by Mr. Clark's spouse, with respect to which Common Shares Mr. Clark disclaims beneficial ownership.

(6) The indicated ownership includes 20,546 Common Shares (including 6,000 Restricted Shares), 42,667 Units and options to purchase 38,200 Common Shares which are currently exercisable or exercisable within 60 days of February 28, 1998.

(7) The indicated ownership includes 3,400 Common Shares, 65,112 Units and options to purchase 37,000 Common Shares which are currently exercisable or exercisable within 60 days of February 28, 1998.

(8) The indicated ownership includes 1,872 Common Shares, options to purchase 13,000 Common Shares which are currently exercisable or exercisable within 60 days of February 28, 1998 and 200 Common Shares owned by Mr. Holland's spouse, with respect to which Common Shares Mr. Holland disclaims beneficial ownership.

(9) The indicated ownership includes 349 Common Shares and options to purchase 13,000 Common Shares which are currently exercisable or exercisable within 60 days of February 28, 1998.

(10) The  indicated  ownership  includes  1,349  Common  Shares  and  options to
     purchase   13,000  Common  Shares  which  are  currently   exercisable   or
     exercisable within 60 days of February 28, 1998.

(11) The indicated ownership includes 1,000 Common Shares.

(12) The indicated ownership is as of September 26, 1996 and is based solely on a Schedule 13D provided by this entity to the Company.

(13) The indicated ownership is as of December 31, 1997 and is based solely on a
     Schedule 13G provided by this entity to the Company.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and trustees, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, trustees and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they

                                    Page-16

file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its executive officers, trustees and greater than 10% beneficial owners were satisfied.

    PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE SECOND AMENDED AND RESTATED
                1994 SHARE OPTION AND INCENTIVE PLAN, AS AMENDED

As currently written, the 1994 Share Option Plan provides that the total number of share options and Common Shares that may be issued under the Plan is limited to 8% of the sum of (i) the total number of Common Shares outstanding at the time of any grant under the 1994 Share Option Plan and (ii) the total number of Common Shares issuable upon the exchange of Units that are outstanding at any such time (other than Units held by the Company or its subsidiaries) ("Outstanding Units"). As currently written, the Plan does not limit the number of Common Shares for which share options may be granted to any one individual participant during any one calendar year period.

On March 16, 1998, the Board of Trustees authorized and approved, subject to shareholder approval, an amendment to the 1994 Share Option Plan (i) increasing the percentage discussed in the preceding paragraph to 9% and (ii) limiting the number of Common Shares for which share options may be granted to any one individual participant during any one calendar year period to 200,000 Common Shares.

The Board of Trustees continues to believe that the Company's growth and long-term success depend in large part upon retaining and motivating key management personnel and that this can be achieved in part through design and implementation of effective compensation policies and practices. The Board of Trustees believes that share options and other share-based incentive awards (e.g., Restricted Share awards and Unrestricted Share awards) can play an important role in the success of the Company by encouraging and enabling the officers and other employees of the Company, upon whose judgment, initiative and efforts the Company largely depends for sustained growth and profitability, to acquire a proprietary interest in the long term performance of the Company. The Board of Trustees anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of participants in the 1994 Share Option Plan with those of the Company, thereby stimulating their efforts to promote the Company's future success and strengthen their desire to remain with the Company. The Board of Trustees believes that the proposed increase in the number of shares issuable under the 1994 Share Option Plan will help the Company to accomplish these goals and will keep the Company's share-based incentive compensation competitive with that of its competitors.

The purpose of the proposed limitation on the number of Common Shares for which share options may be granted to any one individual participant during any one calendar year period is to enable the Company to take advantage of the "performance-based compensation" exception to Section 162(m) of the Code.
Section 162(m) limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company's shareholders. In order for share options to qualify as "performance-based compensation" under Section 162(m), the plan, among other things, must include a per-employee limitation on the number of shares for which options may be granted during a specified time period. For a discussion of the Company's policy with respect to Section 162(m) of the Code, see "Compensation Committee Report on Executive Compensation--Other."

The closing price of each Common Share as reported on the NYSE on February 27, 1998 was $26.4375.

RECOMMENDATION
--------------

THE BOARD OF TRUSTEES RECOMMENDS THAT THE PLAN AMENDMENT BE APPROVED, AND THEREFORE RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                    Page-17

Summary of the 1994 Share Option Plan, as Amended
-------------------------------------------------

The following description of certain features of the 1994 Share Option Plan is intended to be a summary only and reference is made to the full text of the 1994 Share Option Plan which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Number of Shares Issuable. Subject to adjustment for share splits, share dividends and similar events, the total number of Common Shares that may be issued under the 1994 Share Option Plan is currently 8% of the sum of the total number of Common Shares and Outstanding Units outstanding at the time of any grant under the 1994 Share Option Plan. Additionally, at any time the maximum number of Common Shares issued or available for issuance under the 1994 Share Option Plan as Restricted Share awards or Unrestricted Share awards is equal to 50% of the total number of Common Shares available for issuance under the Plan at such time. Common Shares underlying any awards under the 1994 Share Option Plan which are forfeited, canceled, reaquired by the Company, satisfied without the issuance of Common Shares or otherwise terminated (other than by exercise) shall be added back to the Common Shares available for issuance under the 1994 Share Option Plan.

If adopted, the Plan Amendment would increase the number of Common Shares issuable under the 1994 Share Option Plan from 8% to 9% of the sum of the total number of Common Shares and Outstanding Units outstanding at the time of any grant under the Plan. Additionally, the Plan Amendment, if adopted, would limit to 200,000 the number of Common Shares for which share options may be granted to any one individual participant during any one calendar year period.

PLAN ADMINISTRATION; ELIGIBILITY. The 1994 Share Option Plan is administered by the Compensation Committee of the Board of Trustees of the Company. All members of the Committee must be non-employee directors as that term is defined under the rules promulgated by the SEC and outside directors as defined in Section 162 of the Code and the regulations promulgated thereunder.

The Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1994 Share Option Plan. Persons eligible to participate in the 1994 Share Option Plan are those employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Committee.

SHARE OPTIONS. The 1994 Share Option Plan permits the granting of (i) options to purchase Common Shares intended to qualify as incentive stock options under
Section 422 of the Code ("Incentive Options") and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option will be determined by the Committee but, except as described below, may not be less than 100% of the fair market value of the shares on the date of grant. In the case of grants of Non-Qualified Options in lieu of cash compensation, however, the exercise price may not be less than 50% of the fair market value of the Common Shares on the date of grant.

The term of each option is fixed by the Committee and may not exceed ten years from date of grant in the case of an Incentive Option. The Committee determines at what time or times each option may be exercised and, subject to the provisions of the 1994 Share Option Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. Independent Trustees are also eligible to receive certain awards under the 1994 Share Option Plan.

Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery of Common Shares already owned by the optionee that are not then subject to restrictions under any Company plan and that have been held by the optionee for at least six months. Additionally, the exercise price may be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. Finally, the option exercise price may also be paid by the optionee delivering to the

                                    Page-18


Company a full recourse promissory note, provided that the Committee has authorized the loan to the optionee and has established the terms of the promissory note. At the Company's discretion, such note shall be accompanied by a pledge agreement with respect to the underlying Common Shares.

To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on value of shares subject to Incentive Options which first become exercisable in any one year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.

At the discretion of the Committee, options granted under the 1994 Share Option Plan may include a so-called "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of Common Shares in accordance with the 1994 Share Option Plan would automatically be granted an additional option (with an exercise price equal to the fair market value of a Common Share on the date the additional option is granted and with the same expiration date as the original option being exercised, and with such other terms as the Committee may provide) to purchase that number of Common Shares equal to the number delivered to exercise the original option.

Under the 1994 Share Option Plan, following each annual meeting of shareholders, each of the Company's Independent Trustees automatically receives an option to purchase 5,000 Common Shares at the market price of the Common Shares on the date of grant.

RESTRICTED SHARES. The Committee may award Common Shares (at no cost or for a purchase price determined by the Committee) to officers and other employees subject to such conditions and restrictions as the Committee may determine ("Restricted Shares"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price, if any, of Restricted Shares will be determined by the Committee. If the performance goals and other restrictions are not attained, the employees may forfeit their Restricted Share awards. There is a limitation on the number of Restricted Shares which may be granted by the Committee under the 1994 Share Option Plan. See "--Number of Shares Issuable" for a summary of this limitation.

UNRESTRICTED SHARES. The Committee may grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1994 Share Option Plan ("Unrestricted Shares"). Unrestricted Shares may be issued to employees in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees under the Company's Incentive Compensation Plan upon the request of such employees and with the consent of the Committee. In addition, the Independent Trustees may elect to waive part or all of their fees in exchange for Unrestricted Shares. There is a limitation on the number of Unrestricted Shares which may be granted by the Committee under the 1994 Share Option Plan. See "--Number of Shares Issuable" for a summary of this limitation.

ADJUSTMENTS FOR SHARE DIVIDENDS, MERGERS, ETC. The Committee will make appropriate adjustments in outstanding awards to reflect share dividends, share splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Committee, in its discretion, may provide for substitution or adjustments of outstanding options, or may terminate all unexercised options with or without payment of cash consideration.

AMENDMENTS AND TERMINATION. The Board of Trustees may at any time amend or discontinue the 1994 Share Option Plan, and the Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments shall be subject to approval by the Company's shareholders to the extent required by the Code to ensure that options granted under the 1994 Share Option Plan qualify as Incentive Options.

CHANGE OF CONTROL PROVISIONS. Upon the occurrence of a Change of Control (as defined) each outstanding, unexercisable share option shall automatically become fully exercisable. In addition, any restrictions and conditions on Restricted Shares issued pursuant to the 1994 Share Option Plan shall automatically be deemed waived, and the recipients of such awards shall become entitled to receipt of the shares subject to such awards, unless otherwise expressly provided at the time of grant.

                                    Page-19

Tax Aspects Under the U.S. Internal Revenue Code
------------------------------------------------

The following is a summary of the principal Federal income tax consequences of option grants under the 1994 Share Option Plan. It does not describe all Federal tax consequences under the 1994 Share Option Plan, nor does it describe state or local tax consequences.

INCENTIVE OPTIONS. Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition, and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term, mid-term or short-term capital gain and any loss will be long-term, mid-term or short-term capital loss. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Company's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

An employee who surrenders Common Shares in payment of the exercise price of his Incentive Option generally will not, under proposed Treasury Regulations, recognize any gain or loss upon the surrender of such shares. The surrender of Common Shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option is, however, a "disposition" of such shares of common stock. If the Incentive Option holding period requirements described above have not been satisfied with respect to such Common Shares, such disposition will be a disqualifying disposition that may cause the employee to recognize ordinary income as discussed above.

Under proposed Treasury Regulations, all of the Common Shares received by an employee upon exercise of an Incentive Option by surrendering Common Shares will be subject to the Incentive Option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of Common Shares surrendered by the employee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were Incentive Option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the employee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Option holding period for all shares will be the same as if the option had been exercised for cash.

An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

NON-QUALIFIED OPTIONS. There are no Federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the Common Shares received on the exercise date over the option price of the shares. The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Company will be entitled to a Federal income tax deduction in an amount equal to such excess. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, optionees will realize long-term, mid-term or short-term capital gain or loss depending upon their holding period for such shares.

                                    Page-20

An optionee who surrenders Common Shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss on the surrender of such shares. (Such an optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above.) Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise, and the capital gains holding period will begin on the date of exercise.

PARACHUTE PAYMENTS. The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% Federal excise tax on all or portion of such payment (in addition to other taxes ordinarily payable).

For transactions occurring after July 28, 1997, the Taxpayer Relief Act of 1997 has created three different types of capital gains for individuals: short-term gains (on assets held for one year or less) which are taxed at ordinary income rates; mid-term capital gains (from the sale of assets held more than a year but not more than 18 months) which are taxed at a maximum rate of 28%; and long-term capital gains (from the sale of assets held more than 18 months) which are taxed at a maximum rate of 20%.

SECTION 162(M) OF THE CODE. As a result of Section 162(m) of the Code, the Company's deduction for Non-Qualified Options and other awards under the Plan may be limited to the extent that a "covered employee" (i.e., the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table of this Proxy Statement) receives compensation in excess of $1,000,000 in such taxable year.

1994 Share Options Plan Benefits
--------------------------------

The benefits or amounts that will be received by or allocated to any individual or group of individuals under the 1994 Share Option Plan are not determinable, except that each Independent Trustee will automatically receive an option to purchase 5,000 Common Shares following each Annual Meeting. All option grants to Independent Trustees are at a per share exercise price equal to the fair market value of the Common Shares at the time of grant.

                                    Page-21

        PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED
                              DECLARATION OF TRUST

The Declaration of Trust, as currently in effect, authorizes the issuance of one hundred and sixty-one million (161,000,000) shares of beneficial interest, consisting of (i) ten million (10,000,000) preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), (ii) one hundred million (100,000,000) Common Shares and (iii) fifty-one million (51,000,000) excess shares of beneficial interest, par value $.01 per share. Of the 10,000,000 Preferred Shares currently authorized, as of the date of this Proxy Statement there were 4,600,000 Series A Cumulative Redeemable Preferred Shares issued and outstanding. On March 16, 1998, the Board of Trustees authorized and approved, subject to shareholder approval, an amendment to Section 4.1 of the Declaration of Trust increasing the authorized number of Preferred Shares to twenty million (20,000,000). In accordance with Section 4.2 of the Declaration of Trust, the Board of Trustees may issue such Preferred Shares in one or more series consisting of such numbers of shares and having such preferences, conversion or other rights, voting powers, restrictions, and limitations as to dividends, qualifications and terms and conditions of redemption as the Board of Trustees may from time to time determine when designating such series.

The Board of Trustees believes it to be in the best interest of the Company and its shareholders to have additional Preferred Shares authorized which would be available for issuance in connection with future financings, investment opportunities or acquisitions. If authorization of any increase in the Preferred Shares is postponed until a specific need arises, the delay and expense incident to obtaining shareholder approval at that time could impair the Company's ability to meet its objectives. The Company does not now have any agreement, understanding, arrangement or commitment which would result in the issuance of any additional Preferred Shares to be authorized and no assurance can be given at this time that additional Preferred Shares will, or as to the circumstances under which such Preferred Shares might, in fact be issued. The additional Preferred Shares would be available for issuance without further action by the shareholders, unless required by Maryland law, the Declaration of Trust, the Bylaws or applicable NYSE requirements.

Because the Board of Trustees has the ability to set the various rights and restrictions of Preferred Shares, the issuance of Preferred Shares may, among other things, have a dilutive effect on earnings per share and equity and voting power of existing shareholders. As noted above, Preferred Shares could also be issued which rank prior to Common Shares as to dividend rights, liquidation preference or both. The issuance of additional Preferred Shares could also be used to impede an unsolicited bid for control of the Company which the Board of Trustees believed was not in the best interests of the Company or its shareholders. Accordingly, an effect of the increase in the number of authorized Preferred Shares may be to defer a future takeover attempt which a holder of Common Shares may deem to be in such holder's best interest. The availability of additional Preferred Shares as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the Charter Amendment, and the Board is not aware of any effort to obtain control of the Company.

If the proposed Charter Amendment is approved by the shareholders, such amendment will be effective upon filing of Articles of Amendment with the State Department of Assessments and Taxation of Maryland.

RECOMMENDATION
--------------

THE BOARD OF TRUSTEES RECOMMENDS THAT THE CHARTER AMENDMENT BE APPROVED, AND THEREFORE RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                    Page-22


                                  OTHER MATTERS

Independent Auditors
--------------------

The  accounting  firm  of  Arthur  Andersen  LLP  has  served  as the  Company's independent auditors since the Company's formation in October, 1993. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Expenses of Solicitation
------------------------

The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Shares. In addition, Corporate Investor Communications, Inc. has been engaged by the Company to act as proxy solicitors and will receive a fee of $6,500 plus expenses.

Shareholder Proposals
---------------------

Any shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 1999 Annual Meeting must be received by the Company on or before December 1, 1998 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Trustees in connection with such meeting.

Any shareholder proposals intended to be presented at the Company's 1999 Annual Meeting, other than a shareholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company no later than March 5, 1999, nor prior to November 20, 1998, together with all supporting documentation required by the Company's Bylaws.

Other Matters
-------------

The Board of Trustees does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                    Page-23



                                  DETACH HERE

                                   P R O X Y

                            GABLES RESIDENTIAL TRUST
                2859 PACES FERRY ROAD, OVERLOOK III, SUITE 1450
                               ATLANTA, GA 30339
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES


The undersigned hereby appoints John T. Rippel and Marvin R. Banks, Jr., and each of them, proxies with full power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of Gables Residential Trust, to be held at the Vinings Club located in the office building of the Company's headquarters at 2859 Paces Ferry Road, Atlanta, Georgia, 30339 on Tuesday, May 19. 1998 at 9:00 a.m., and at any adjournments thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or an adjournments thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and the 1997 Annual Report to Shareholders.

     CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE SIDE

                                    Page-24

[X]  Please mark votes
     as in this example.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no instruction is indicated with respect to Items 1,2 and 3 below, the undersigned's votes will be cast in favor of such matters. PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1. To elect two Class I Trustees             3. To approve the amendment to the
   to hold office until the 2001                Amended and Restated Declaration
   Annual Meeting of Shareholders               of Trust of Gables Residential
   and until their successors are               Trust increasing the number of
   duly elected and qualified and               authorized Preferred Shares from
   two Class II Trustees to hold                10,000,000 to 20,000,000
   office until the 1999 Annual
   Meeting of Shareholders and                  FOR    AGAINST   ABSTAIN
   until their successors are duly              [ ]      [ ]       [ ]
   elected and qualified.


   Class I Nominees: Marcus E. Bromley and
                     David M. Holland        4. To consider and act upon any
   Class II Nominees:D. Raymond Riddle and      matters incidental to the
                     Chris D. Wheeler           foregoing or any other matters
                                                which may properly come before
FOR ALL NOMINEES   WITHHELD FROM ALL NOMINEES   the meeting or any adjournments
      [ ]                    [ ]                thereof.

[ ]
     ---------------------------------------
     For all nominees except as noted above




2. To approve the amendment to the Gables
   Residential Trust Second Amended and
   Restated 1994 Share Option and Incentive
   Plan described in the Proxy Statement.

          FOR       AGAINST        ABSTAIN
          [ ]         [ ]            [ ]


                                                  MARK HERE FOR       [ ]
                                                  ADDRESS CHANGE
                                                  AND NOTE AT LEFT

                                           For joint accounts, each owner should
                                           sign. Executors, administrators,
                                           trustees, corporate officers and
                                           others acting in a representative
                                           capacity should give full title or
                                           authority.

Signature:                   Date:       Signature:                  Date:
          -------------------      -----           ------------------     ------